Filed pursuant to Rule 433
Registration No. 333-208200
Issuer Free Writing Prospectus dated August 14, 2018
Relating to Preliminary Prospectus Supplement dated August 14, 2018

ROPER TECHNOLOGIES, INC.
PRICING TERM SHEET

August 14, 2018

Issuer:	Roper Technologies, Inc.

Trade Date:	August 14, 2018

Settlement Date (T+10)*:	August 28, 2018

Ratings (Moody’s/S&P)**:	Baa3 (stable) /BBB+ (stable)

Senior Notes due 2023

Securities:	Senior Notes due 2023 (“2023 Notes”)

Principal Amount:	$700,000,000

Maturity Date:	September 15, 2023

Benchmark Treasury:	UST 2.75% due July 31, 2023

Benchmark Treasury Price and Yield:	99-29 ¾ / 2.765%

Spread to Benchmark Treasury:	T + 92 basis points

Yield to Maturity:	3.685%

Price to Public:	99.838% of the principal amount

Coupon:	3.650%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2019

Optional Redemption:	At any time prior to August 15, 2023, at Treasury plus 15 basis points; at any time on or after August 15, 2023, at par; plus, in each case, accrued interest to but excluding the redemption date

CUSIP# / ISIN#:	776743AE6 / US776743AE68

Senior Notes due 2028

Securities:	Senior Notes due 2028 (“2028 Notes”)

Principal Amount:	$800,000,000

Maturity Date:	September 15, 2028

Benchmark Treasury:	UST 2.875% due August 15, 2028

Benchmark Treasury Price and Yield:	99-27 / 2.893%

Spread to Benchmark Treasury:	T + 132 basis points

Yield to Maturity:	4.213%

Price to Public:	99.892% of the principal amount

Coupon:	4.200%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2019

Optional Redemption:	At any time prior to June 15, 2028, at Treasury plus 20 basis points; at any time on or after June 15, 2028, at par; plus, in each case, accrued interest to but excluding the redemption date

CUSIP# / ISIN#:	776743AF3 / US776743AF34

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Co-Managers:	Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
BB&T Capital Markets, a division of BB&T Securities LLC
RBC Capital Markets, LLC
Regions Securities LLC

*We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the tenth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or on the following seven business days should consult their own advisor.
**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-645-3751.